UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 18, 2014

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Eagleview Boulevard, Suite 300, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 359-7228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

WPCS International Incorporated (the “Company”) previously issued secured convertible notes (the “Notes”) to certain accredited investors (the “Holders”) pursuant to a securities purchase agreement dated December 4, 2012. Pursuant to the terms of the Notes, an event of default occurs when the Company’s common stock is suspended or threatened with suspension from trading on The NASDAQ Capital Market (or an equivalent market). As discussed more fully in Item 3.01 below, the Company received a letter from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s common stock would be subject to delisting from The NASDAQ Capital Market on December 15, 2014, unless the Company regains compliance with the continued listing requirements of NASDAQ or is entitled to additional time to achieve compliance with the NASDAQ rules. As a result of the notice from NASDAQ, an event of default occurred under the Notes (the “Event of Default”).

As a result of the Event of Default, the Holders have the right to require the Company to redeem the Notes equal to the Conversion Amount (as defined in the Notes) to be redeemed, plus a make-whole amount equal to the amount of any interest that, but for any redemption of the Notes on such given date, would have accrued with respect to the Conversion Amount being redeemed under the Notes at the interest rate then in effect for the period from such given date through October 31, 2023, the amended maturity date of the Notes, discounted to the present value of such interest using a discount rate of 2.5% per annum. Currently, the principal amount of Notes outstanding is $898,334.

The Company has provided notice to the Holders of the Event of Default, but no Holder has exercised its right of redemption. If the Company is required to repay the Notes, the Company does not have sufficient working capital to repay the outstanding borrowings.

The Company intends to commence discussions with the Holders concerning a forbearance or waiver of the Event of Default; however, there can be no assurance that the Company and Holders will come to any agreement (either oral or written) regarding repayment, forbearance, waiver and/or modification of the Notes.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 18, 2014, the Company received a letter from the Staff of the Listing Qualifications Department (the “Staff”) of NASDAQ indicating that for the last 30 consecutive business days, the closing bid price of the Company’s common stock has been below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ, as set forth in Listing Rule 5550(a)(2) (the "Rule").

In accordance with Listing Rule 5810(c)(3)(A), the Company has been granted 180 calendar days, or until December 14, 2014, to regain compliance with the Rule (the "Compliance Period"). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days, but generally no more than 20 business days, during the Compliance Period.

If the Company does not regain compliance with the Rule by December 14, 2014, NASDAQ will provide written notification to the Company that its common stock may be delisted. However, the Company would be entitled to an additional 180-day period from December 14, 2014 to regain compliance, if, on December 14, 2014, the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the bid price requirement, and the Company would need to provide written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

2

There is no assurance as to the price at which the Company’s common stock will trade. The Company intends to actively monitor the bid price for its common stock during the Compliance Period, and if the common stock continues to trade below the minimum bid price required for continued listing, the Company’s board of directors will consider its options to regain compliance with the continued listing requirements.

Item 8.01 Other Events.

As previously announced, on May 2, 2014, the Company received notice from the Staff indicating that the Company had not timely complied with the annual meeting and proxy solicitation requirements, as set forth in Listing Rules 5620(a) and (b), respectively, and that the Company would therefore be subject to delisting unless it requested a hearing before a Listing Qualifications Panel (the “Panel”). Accordingly, the Company timely requested a hearing before the Panel, at which it requested continued listing pending the solicitation of proxies and the holding of the annual meeting following the filing of its Annual Report on Form 10-K. The Company intends to make a further announcement following the receipt of the Panel’s decision.

3

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: June 20, 2014	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer

4